Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AIRNET SYSTEMS, INC. REPORTS
IMPROVED FOURTH QUARTER RESULTS

COLUMBUS, Ohio (February 20, 2004) AirNet Systems, Inc. (NYSE: ANS) today reported that net sales, led by solid increases in Express services and Passenger charter services, rose to $37.5 million for the three months ended December 31, 2003 compared to $36.1 million for the same period in the prior year.  Net income per diluted share was $0.07 for the fourth quarter of 2003 versus a net loss of $0.03 for the same period in 2002.

Joe Biggerstaff, Chairman, President and Chief Executive Officer, commented, “The fourth quarter of 2003 results included increased revenues in key areas of our business with costs and expenses slightly below the same period a year ago.  Our Express services business benefited from both increased shipment volume and revenue per shipment.  Our focused sales strategy contributed to growth in new market segments.  We are replacing lower margin business, especially in cargo charter services, with more frequent, higher value shipments and the pipeline continues to grow.  We are very pleased with the second full year of growth in our Passenger charter services business, which continues to offer significant growth opportunities.  With our success in this growing, profitable business, we will continue to increase the size of our passenger charter fleet.  The performance of Passenger charter services in the fourth quarter of 2003, which included more than 40% growth in revenues, was constrained by the number of aircraft available to meet customer needs.”

Mr. Biggerstaff added, “As previously announced, we intend to deliver a broader set of service offerings to our Bank customers, utilizing both technology and AirNet’s well-developed national distribution network to capitalize on a changing marketplace.  While overall check usage will decline over time, we will continue transporting checks and other valued shipments from financial institutions for the foreseeable future.  Balancing the needs of our traditional Bank customer base and our growing Express customer base will be our operational challenge in 2004, while we also aggressively pursue competency-driven growth in passenger charter.  Our plan is to deploy our assets to areas of our business which offer the highest potential returns to our shareholders.”

Fourth Quarter Results

The 4% improvement in fourth quarter of 2003 net revenues was attributable to increases in Express services revenues and Passenger charter services revenues, which rose 15% and 41%, respectively, compared to the same period a year ago.  These sales gains were partially offset by a 1.4% decline in Bank services revenues compared to the fourth quarter of 2002.

Bank services revenues were $25.2 million for the fourth quarter of 2003 versus $25.5 million a year ago due to two fewer flying days in 2003 versus the prior year.  Improvement in weekend revenues was partially offset by lower weekday revenues.

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Express services revenues increased to $10.3 million for the fourth quarter of 2003 from $8.9 million a year ago.  The fourth quarter of 2002 revenues was adjusted to reflect the sale of the Mercury Business Services division in the third quarter of 2003.  The number of shipments for the fourth quarter of 2003 improved 7% and benefited from a solid increase in revenue per shipment.  Targeted growth initiatives in select markets, increased shipment volume from existing customers, and a growing customer base contributed to the improved fourth quarter of 2003 results.  Express services revenues represented approximately 27% of total net revenues for the fourth quarter 2003 compared to 25% for the same period last year.

Passenger charter services revenues rose to $2.0 million for the fourth quarter of 2003 from approximately $1.5 million for the same period last year.  This increase was due to improved utilization of aircraft dedicated to this business.  Passenger charter services revenues grew to 5% of total revenues versus 4% for the same period a year ago.

Previously, Passenger charter services revenues were included as part of Aviation services revenues.  Beginning in the fourth quarter of 2003, the Company began reporting Passenger charter services revenues separately from Aviation services, which highlights the revenues of Passenger charter services and its importance to the Company’s long-term growth strategy.

Total costs and expenses for the fourth quarter of 2003 were similar to those for the same period last year.

Income from continuing operations before interest and income taxes improved to $1.6 million for the three months ended December 31, 2003 from $0.1 million in the same period a year ago.

Interest expense declined to $0.3 million for the fourth quarter of 2003 from $0.4 million the prior year due to lower average outstanding debt during the quarter, and, to a lesser extent, lower interest rates.

Twelve Month Results

Total net revenues increased 5.1% to $149.2 million for the twelve months ended December 31, 2003 from $141.9 million the prior year.  This was primarily due to higher revenues for Express services and Passenger charter services and modest improvement in Bank services revenues compared to 2002.

Bank services revenues increased slightly to $103.4 million for the year 2003 compared to $102.6 million a year ago, despite two fewer flying days in 2003 than in the prior year.  While the number of weekday and weekend shipments declined for the year 2003 versus 2002, net revenues per shipment increased during this period.

Express services revenues improved 8.8% to $37.0 million for 2003 from $34.0 million a year ago, after adjustment for the sale of the Mercury Business Services division in the third quarter of 2003.  A higher number of shipments combined with an increase in net revenues per shipment in 2003 contributed to the solid improvement compared to the prior year.  The Company ended the year 2003 with a larger, more diversified customer base as a result of specific growth initiatives.

Passenger charter services revenues increased 76% to $7.6 million for the year 2003 from $4.3 million a year ago due to an increase in the number of dedicated aircraft and utilization of those planes.

Aviation services revenues, which primarily include revenues from fixed base operations, were $1.3 million for 2003 versus $1.0 million a year ago.

Total costs and expenses were $143.0 million for the twelve months ended December 31, 2003 compared to $134.2 million for the same period last year.

Net income was $2.8 million for the year 2003 versus $1.5 million the prior year.  In 2002, the Company recorded a $1.9 million non-cash after-tax charge in accordance with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and incurred a loss of approximately $0.3 million, net of tax, related to discontinued operations from the sale of the Mercury Business Services division.

Net income per diluted share was $0.28 for the twelve months ended December 31, 2003 compared to $0.15 in 2002.  The non-cash after-tax charge related to SFAS No. 142 and the loss from discontinued operations reduced net income per diluted share for 2002 by $0.18 and $0.03, respectively.

Outstanding Debt

At December 31, 2003, the Company had $37.8 million of outstanding debt compared to $41.8 million on the same date in 2002.  In December 2003, the Company purchased a Learjet 60 for its Passenger charter services business.  The year-over-year improvement in cash flow from operations was principally used to reduce debt outstanding and purchase the Learjet 60.

AirNet Systems, Inc.

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and passenger charter services.  AirNet operates AirNet Express, an integrated national air transportation network that provides expedited air transportation services for banks and time-critical small package shippers in more than 100 cities nationwide.  AirNet also provides Passenger charter services to individuals and businesses.  Together, they operate more than 120 aircraft, including 40 Learjets, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial performance of the Company.  These forward-looking statements include comments on the Company’s future growth and operational strategies.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, potential regulatory changes by the Federal Aviation Administration or the Federal Reserve; implementation of the Check Clearing Act of the 21st Century, or similar legislation, which could have an effect on AirNet’s cancelled check volumes; potential changes in locally or federally mandated security requirements; acts of war and terrorist activities; adverse weather conditions; the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes; changes in check processing and shipment patterns of bank customers; acceptance of the Company’s time-critical service offerings within targeted Express markets; acceptance of the Company’s Passenger charter services and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.
Financial Summary

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Financial Data (in thousands, except per share data):
Air transportation revenues
Bank services	$25,180	$25,529	$103,400	$102,625
Express services	10,275	8,922	36,962	33,959
Passenger charter services	2,049	1,450	7,599	4,316
Aviation services and other	39	209	1,261	1,044
Total net revenues	37,543	36,110	149,222	141,944

Total costs and expenses	35,941	35,967	142,981	134,236

Income from continuing operations before interest, income taxes and cumulative effect of accounting change	1,602	143	6,241	7,708

Interest expense	290	425	1,350	1,649

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	1,312	(282)	4,891	6,059

Income tax expense (benefit), net	600	(69)	2,103	2,429
Income (loss) from continuing operations before cumulative effect of accounting change	712	(213)	2,788	3,630

Loss from discontinued operations, net of taxes	—	(108)	(8)	(259)

Cumulative effect of accounting change, net of tax	—	—	—	(1,868)
Net income (loss)	$712	$(321)	$2,780	$1,503

Income (loss) per common share-basic and diluted
Continuing operations	$0.07	$(0.02)	$0.28	$0.36
Discontinued operations	—	$(0.01)	—	$(0.03)
Cumulative effect of accounting change	—	—	—	$(0.18)
Net income (loss)	$0.07	$(0.03)	$0.28	$0.15

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